Exhibit 10.7

ENERGY XXI SERVICES, LLC
LONG-TERM PERFORMANCE CASH INCENTIVE PLAN

1. Purpose.  The purpose of the Energy XXI Services, LLC Long-Term Performance Cash Incentive Plan (the “Cash LTIP”) is to establish a written arrangement establishing the general terms and conditions pursuant to which certain cash bonuses constituting Performance Awards will be granted to Participants under the Energy XXI Services, LLC 2006 Long-Term Incentive Plan (the “Plan”). All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Plan.

2. Definitions.  Terms used but not otherwise defined in the Plan or herein shall have the respective meanings set forth in this Section 2:

(a) “Bonus Award” means, as to any Participant, the cash award opportunity potentially payable to the Participant pursuant to the Cash LTIP and set forth in the Participant’s Participation Agreement.

(b) “Cash LTIP Effective Date” means August 26, 2015.

(c) “Debt Milestone 1” means Debt Reduction equal to $400,000,000.

(d) “Debt Milestone 2” means Debt Reduction equal to $600,000,000.

(e) “Debt Reduction” means the aggregate net reduction of debt of the Company, the Employer and any Affiliate from the amount outstanding as of August 26, 2015.

(f) “Participation Agreement” means a participation agreement delivered to a Participant setting forth the cash value of a Bonus Award.

(g) “Performance Period” means the period beginning August 26, 2015 and ending June 30, 2018.

(h) “Termination of Employment” means a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).

3. Administration.

(a) Authority of the Committee.  The Cash LTIP will be administered by the Committee. Subject to the express provisions of the Plan, the Cash LTIP and applicable law, the Committee will have the authority, in its sole and absolute discretion, to:

(i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Cash LTIP;

(ii) oversee the calculation and settlement of Bonus Awards and approve any assumptions utilized in such calculations;

(iii) determine Participants;

(iv) determine the terms and conditions of each Bonus Award, including the terms of each Participation Agreement;

(v) delegate any of its duties under the Cash LTIP to such agents as it may appoint from time to time; and

(vi) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Cash LTIP, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate.

The Committee shall have complete discretion and authority with respect to the Cash LTIP and its administration except to the extent that discretion is expressly limited by the Cash LTIP. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Cash LTIP or in any Bonus Award in the manner and to the extent it deems necessary or desirable to carry the Cash LTIP into effect, and the Committee will be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Section 3(a) will be final and conclusive.

(b) Manner of Exercise of Committee Authority.  Any action of, or determination by, the Committee will be final, conclusive and binding on all persons, including the Company, the Employer, any Affiliate, the Participant, or other persons claiming rights from or through the Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, will not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company, the Employer, or committees thereof, the authority, subject to such terms as the Committee will determine, to perform such functions, including administrative functions, as the Committee may determine. The Committee may appoint agents to assist it in administering the Cash LTIP.

(c) Limitation of Liability.  The Committee will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Employer, or any Affiliate, or legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Cash LTIP. The Committee and any officer or employee of the Company or the Employer acting at the direction or on behalf of the Committee will not be personally liable for any action or determination taken or made in good faith with respect to the Cash LTIP, and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4. Participation.

(a) Commencement of Participation.  Bonus Awards may be granted to Employees as determined by the Committee in its sole and absolute discretion. An Employee shall become a Participant in the Cash LTIP immediately upon the delivery of a Participation Agreement.

(b) Continued Participation.  Except as otherwise set forth in a Participation Agreement, a Participant in the Cash LTIP shall continue to be a Participant so long as he remains in the employ of the Employer, the Company or any Affiliate and will cease to be Participant in the Cash LTIP upon his termination of employment with the Employer, the Company and any Affiliate.

5. Bonus Award Terms.

(a) General.  In the event Debt Milestone 1 is achieved during the Performance Period, 50% of the Bonus Award will be paid to all Participants who are continuously employed by the Employer, the Company or any Affiliate from the Effective Date through the date of payment of the portion of the Bonus Award attributable to the Debt Milestone 1, at the time set forth in Section 5(c). In the event Debt Milestone 2 is achieved during the Performance Period, 50% of the Bonus Award will be paid to all Participants who are continuously employed by the Employer, the Company or any Affiliate from the Effective Date through the date of payment of the portion of the Bonus Award attributable to the Debt Milestone 2, at the time set forth in Section 5(c).

(b) Change of Control.  In the event of a Change of Control prior to the achievement of Debt Milestone 1, 50% of the Bonus Award will be paid to all Participants who are continuously employed by the Employer, the Company or any Affiliate from the Effective Date through the date of the Change of Control on the first regular pay date following the Change of Control. In the event of a Change of Control, the Cash LTIP will terminate immediately prior to the Change of Control and no payments other than amount set forth in this Section 5(b), if applicable, will be paid or payable to Participants (including payment with respect to Debt Milestone 2 or otherwise) pursuant to the Cash LTIP. For purposes of clarity, in the event that a Change of Control occurs on or after the achievement of Debt Milestone 1, the Cash LTIP will be terminated immediately prior to the Change of Control and no payments will be made pursuant to the Cash LTIP in connection with the Change of Control or thereafter.

(c) Payment.  To the extent a Bonus Award is earned as set forth in Section 5(a), (i) payment with respect to Debt Milestone 1 will occur on the last regular pay date of the Employer in October 2015 (or if Debt Milestone 1 has not been achieved sufficiently early for such payment to be made on such date, within 30 days following the certification by the Committee of the achievement of Debt Milestone 1) and (ii) payment with respect to Debt Milestone 2 will occur within 30 days following the certification by the

Committee of the achievement of Debt Milestone 2. Certification of Debt Milestone 2 will occur, if at all, no later than December 31 of the calendar year in which Debt Milestone 2 is achieved.

(d) Termination of Employment.  Upon the Termination of Employment of any Participant with the Employer, the Company and any Affiliate, any unpaid Bonus Award will be forfeited to the Company and be null and void; provided, however, to the extent achievement of Debt Milestone 2 was certified by the Committee pursuant to Section 5(c) prior to the date of a Participant’s Termination of Employment by the Employer, the Company and any Affiliate for any reason other than Cause, Debt Milestone 2 will be paid at the time provided in Section 5(c) to such terminated Participant.

6. General Provisions.

(a) Term.  The Cash LTIP will terminate immediately following the end of the Performance Period except to the extent Debt Milestone 2 was achieved prior to such time and any Bonus Award remains unpaid as of the end of the Performance Period, in which case the Cash LTIP will terminate upon payment of the remaining Bonus Awards. To the extent Debt Milestone 2 is not achieved on or before June 30, 2018, the unearned and unpaid portion of all Bonus Awards will immediately terminate and be forfeited for no consideration immediately following the end of the Performance Period. The Cash LTIP will terminate immediately prior to the occurrence of a Change of Control except to the extent necessary to pay unpaid amounts, if any, with respect to the Bonus Award payable pursuant to Section 5(b).

(b) Taxes and Offset.  The Employer, the Company and any Affiliate are authorized to withhold from any Bonus Award granted, or any payment relating to a Bonus Award under the Cash LTIP, amounts of withholding and other taxes due or potentially payable in connection with any Bonus Award, and to take such other action as the Company may deem advisable to enable the Employer, the Company, any Affiliate and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Bonus Award. In addition, the Employer, the Company and any Affiliates may withhold and deduct from any payments made or to be made pursuant to a Bonus Award (i) any deductions consented to in writing by a Participant, or (ii) any other sums owed by the Participant to the Employer, the Company, any Affiliate or any employee benefit plan or program of the Employer, the Company or any Affiliate.

(c) Amendment and Termination of the Cash LTIP.  The Company, upon action of the Committee, shall have the right, without consent of such Participant, to amend the Cash LTIP by an instrument in writing which has been executed on the Company’s behalf by its duly authorized officer, at any time and in any way that would not materially and adversely affect a Participant or his rights hereunder.

(d) Successors.  The provisions of this Cash LTIP shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Cash LTIP shall include any corporation or other business entity which shall by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporations or other business entities. Where appropriate, the term “Company” as used in this Cash LTIP shall include any successor that assumes the Cash LTIP.

(e) Nontransferability of Bonus Awards.  The Participant shall not have the right to alienate, pledge, or encumber his interest in the Cash LTIP, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.

(f) Release.  Any payment to any Participant in accordance with the provisions of the Cash LTIP shall, to the extent thereof, by in full satisfaction of all claims against the Employer, the Company and any Affiliate under the Cash LTIP or otherwise, and the Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect. The Committee may require, as a condition to receiving payment of any Bonus Award, that the Participant (or Participant’s legal representative, heir, legatee or distribute) execute a release of all claims in favor of the Employer, the Company, any Affiliate and the employees, officers, stockholders or board members of the foregoing in such form as the Company shall determine. If any Participant is determined by the Committee to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Committee or the Company to follow the application of such funds.

(g) Limitation on Rights Conferred Under Cash LTIP.  Neither the Cash LTIP nor any action taken hereunder will be construed as:

(i) giving the Participant the right to continue as a Participant or in the employ or service of the Employer, the Company or any Affiliate;

(ii) interfering in any way with the right of the Employer, the Company or any Affiliate to terminate the Participant’s employment or service at any time; or

(iii) giving the Participant any claim to be granted any Bonus Award under the Cash LTIP or to be treated uniformly with other employees.

(h) Nonexclusivity of the Cash LTIP.  The adoption of the Cash LTIP by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Cash LTIP will be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Cash LTIP or any Bonus Award made under the Cash LTIP. No employee, beneficiary or other person will have any claim against the Company as a result of any such action. Any action with respect to the Cash LTIP taken by the Committee, the Board or the Company shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Cash LTIP.

(i) Severability.  If any provision of the Cash LTIP is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Cash LTIP, but such provision will be fully severable and the Cash LTIP will be construed and enforced as if the illegal or invalid provision had never been included herein.

(j) Governing Law.  All questions arising with respect to the provisions of the Cash LTIP and Bonus Awards will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(k) Entire Agreement.  The Cash LTIP and the Participation Agreement embody the complete agreement and understanding with all Participants with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way as to vesting, settlement or forfeiture of the Bonus Awards or otherwise.

(l) Unfunded Arrangement.  The Cash LTIP shall at all times be entirely unfunded. Neither the Participant nor any other person shall have any interest in any particular assets of the Company or any Affiliate thereof by reason of the right to receive a Bonus Award under the Cash LTIP and the Participant or such other person(s) shall have only the rights of a general unsecured creditor of the Employer, the Company or any Affiliate thereof with respect to any rights under the Cash LTIP.

(m) Word Usage.  Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Cash LTIP dictates, the plural shall be read as the singular and the singular as the plural.

(n) Application of Section 409A.  No Employee has a legally binding right to any payment under the Cash LTIP until the date such Employee receives a Participation Agreement. Except as otherwise set forth in a Participation Agreement, the amounts payable pursuant to this Cash LTIP are intended to comply with the short term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) set forth in Treas. Reg. §1.409A-1(b)(4), and this Cash LTIP shall be interpreted accordingly. Nevertheless, to the extent that a Participant is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A

Regulations”) as of the Participant’s date of termination, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Participant’s date of termination or, if earlier, the date of the Participant’s death following such date of termination. All such amounts that would, but for this Section 6(n), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Cash LTIP shall be considered a separate payment.